Exhibit 23.2

Independent Auditors’ Consent

We consent to the incorporation by reference in the Registration Statement of First Community Bank Corporation of America (the “Company”) on Form S-8 of our report dated January 30, 2004, appearing in and incorporated by reference in the Annual Report on Form 10-KSB of the Company for the year ended December 31, 2003

/s/ Hacker, Johnson & Smith PA

HACKER JOHNSON & SMITH PA

Tampa, Florida

June 28, 2004